                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                DAXOR CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)


                                    New York
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         (State of Other Jurisdiction of Incorporation or Organization)


                                   13-268 2108
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                     (I.R.S. Employer Identification Number)


                                350 Fifth Avenue
                            New York, New York 10118
                                 (212) 244-0555
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          (Address, including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                                Joseph Feldschuh
                                350 Fifth Avenue
                            New York, New York 10118
                                 (212) 244-0555
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            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box / /.

If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box / /.


If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.____________________


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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________

If the delivery of the prospectus is expected to be made pursuant or Rule 434, please check the following box: / /.




                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                  Amount           Proposed          Proposed
Title of Shares   To be            Maximum           Maximum        Amount of
To be Registered  Registered (1)   Aggregate Price   Aggregate      Registration
                                   Per Share (2)     Offering Price Fee
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Common Stock (2)   100,000          $15.00            $1,500,000     $517.24


(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Debenture and Warrants. (defined below). Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for the purpose of calculation the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.


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                                DAXOR CORPORATION

Cross Reference Sheet Showing Location in Prospectus of Information Required Therein by Items 1 through 12 of Form S-3.


         Registration Statement                                        Prospectus Caption
         Item and Heading                                              or Location
         ----------------------------------                            -----------------------------

1.       Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus.................               Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages of                  Inside Front and Outside Back
         Prospectus.....................................               Cover Pages of Prospectus

3.       Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges...................               Risk Factors

4.       Use of Proceeds................................               Use of Proceeds

5.       Determination of Offering Price................               Cover Page

6.       Dilution.......................................               Not Applicable

7.       Selling Security Holders.......................               Shareholders and Plan of Distribution

8.       Plan of Distribution...........................               Shareholder and Plan of Distribution

9.       Description of Securities to be Registered ....               Description of Securities

10.      Interests of Named Experts and Counsel.........               Legal Matters; Experts

11.      Material Changes...............................               Incorporation of Certain Information
                                                                       by Reference.

12.      Incorporation of Certain Information                          Incorporation of Certain Information
         by Reference                                                  by Reference.

13.      Disclosure of Commission Position
         On Indemnification for Securities
         Act Liabilities................................               Not Applicable

                                   PROSPECTUS

                             Shares of Common Stock

                                DAXOR CORPORATION

                  This Prospectus covers 100,000 shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of Daxor Corporation, a New York corporation (the "Company") to be sold from time to time by Lancer Offshore, Inc. (the "Shareholder") who currently owns 218,000 of the Shares. The Company will not receive any of the proceeds from any sale by the Shareholder of the Shares. See "Shareholder and Plan of Distribution".

                  On March 17, 1998, the closing sales price of the Company's Common Stock on the American Stock Exchange as reported (Symbol: DXR) was $15.75.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March  18, 1998

                              AVAILABLE INFORMATION

                  The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission").

                  Reports and other information filed by the Company can be inspected and copies at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The company files reports and information, and has filed, through EDGAR, amendments and exhibits referred to as the "Registration Statement") under the Act of which this Prospectus forms a part. The Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
                -------------------------------------------------

                  The Company hereby incorporates by reference the following reports filed with the Commission: (1) Annual Report on Form 10-K for the year ended December 31, 1996; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (3) Proxy Statement dated May 1, 1997 in, connection with the Company's Annual Meeting of Shareholders held on June 26, 1997.

                  All documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filling of such documents.

                  The Company will provide to any person receiving a copy of this Prospectus without charge, upon request, a copy of any of the documents or information incorporated by reference herein, except for certain exhibits to such documents. Requests should be directed to Virginia Fitzpatrick , Secretary of the Company at 350 Fifth Avenue, New york, NY 10118.


                                 USE OF PROCEEDS
                                 ---------------

                  The Company will not receive any proceeds as a result of any sale of the Shares by the Shareholder. The Company previously sold the 100,000 shares to the Shareholder for $15 per share and used the proceeds for working capital. See "Shareholder and Plan Of Distribution".

                                   THE COMPANY

                  Daxor Corporation ("Company") is a New York Corporation. The Company has been in the cryobanking field. It has operated long term blood and semen storage facilities. The Company has developed a Blood Volume Analyzer (BVA-100), which has patent protection. The Company has received FDA clearance for marketing this instrument. The company is initicting a marketing program to distribute the Blood Volume Analyzer. The Company's operations are based at 350 Fifth Avenue, New York, New York 10118, telephone number (212) 244-0555.


                      SHAREHOLDER AND PLAN OF DISTRIBUTION

                  The 100,000 Shares being registered were recently purchased from the Company.

                  The Shareholder is not and has never been associated with the Company except in his capacity as an investor. The Shareholder currently owns 218,000 shares of Common Stock of the Company.

                  Sales of Shares will be effected for the account of the Shareholder though customary brokerage channels at prevailing market prices, either through broker-dealers acting as principals, who may then resell the Shares. The Shareholder and broker-dealers acting as principals who may resell the Shares may be deemed "underwriters", as that term is defined in the Securities Act of 1933.

                  In the event this Registration Statement ceases to be effective prior to the sale of all the Shares by the Shareholder, the unsold Shares would be subject to restrictions on resale by reason of the Securities Act of 1933, as amended, and be eligible for sale after compliance with the waiting period and other requirements of Rule 144 thereunder.


                           DESCRIPTION OF COMMON STOCK

                  The holders of the Common Stock have one vote per share for the election of directors, without provisions for cumulative voting, and on all other matters. Thus, holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so. Therefore, the Company's current principal shareholder, who is also an officer and director, will be in a position to elect the entire Board of Directors of the Company which in turn appoints the Company's officers. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the Shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the corporate assets available for distribution to them. The Company is authorized to pay dividends in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore. The Company's Common Stock is listed on the American Stock Exchange.

                                  LEGAL MATTERS

                  Matters in connection with the legality of the Shares registered hereby will be passed upon for the Company by Gerald A. Kaufman, 33 Walt Whitman Road, Suite 233, Huntington Station, New York 11746.


                                     EXPERTS

                  The balance sheets as of December 31, 1996 and 1995 and the related statements of operations, changes in shareholders' equity and changes in financial position for each of the three years in the period ended December 31, 1996 and the related financial statement schedules of Daxor Corporation, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, and have been examined by Kaden and Company, independent certified public accountants, whose report thereon also is incorporated by reference in this Prospectus, and have been incorporated herein in reliance upon the report of Kaden and Company, given upon the authority of said firm as experts in accounting and auditing.

No person hasbeen authorized to give any
information or to make any
representations, other than those contained
in this Prospectus, and, if given or made,           DAXOR CORPORATION
such information or representations
must not be relied upon as having been
authorized by the Company.  Neither
the delivery of this Prospectus nor any              100,000 Shares of
sale make hereunder shall create any                 Common Stock
implication that there has been no
change in the affairs of the Company
since the date of this Prospectus.
This Prospectus does not constitute
an offer to sell or a solicitation of                PROSPECTUS
an offer to buy, any of these securities
other than the securities offered
hereby or an offer to or a solicitation
of any person in any jurisdiction                    March 18, 1998
where such an offer or solicitation
would be unlawful.

                                GERALD A. KAUFMAN
                                 ATTORNEY AT LAW
                              33 WALT WHITMAN ROAD
                                    SUITE 233
                       HUNTINGTON STATION, NEW YORK 11746

                                   ----------
                            TELEPHONE (516) 271-2055
                               FAX (516) 271-2488

                                 March 18, 1998

Daxor Corporation
350 Fifth Avenue
New York, New York

                  Re:      Registration Statement on Form S-3
                           ----------------------------------

Ladies/Gentlemen:

                  I have acted as counsel for Daxor Corporation (the "Company") in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 100,000 shares of Common Stock ("Shares") to be issued to the public.

                  In connection with the Registration Statement, I have examined such records and documents and have made such other examinations as I deemed relevant.

                  Based upon the above examination, I am of the opinion that the Shares to be issued pursuant to the Registration Statement are validly authorized and, when issued, will be fully paid, and nonassessable.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters".

                                Sincerely yours,


                                Gerald A. Kaufman

GAK:jgc

                                   SIGNATURES

                  In accordance with the requirements of the Securities Act of
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New
York on the day   of March, 1998.


                                DAXOR CORPORATION


                                By: /s/ JOSEPH FELDSCHUH
                                    --------------------
                                    President


                  In accordance with the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE


Date:   March 18, 1998          /s/ JOSEPH FELDSCHUH
                                --------------------------------------------
                                Joseph Feldschuh, M.D.
                                President and Director
                                (Chief Executive Officer)


Date:                           /s/ ROBERT ROSENTHAL
                                --------------------------------------------
                                Robert Rosenthal, M.D.
                                Vice President


Date:  March 18, 1998           /s/ OCTAVIA ATANASIU
                                --------------------------------------------
                                Octavia Atanasiu
                                Treasurer(Chief Financial Officer)


Date:  March 18, 1998           /s/ VIRGINIA FITZPATRICK
                                --------------------------------------------
                                Virginia Fitzpatrick
                                Secretary



Date:                           /s/ STEVEN MOSS
                                --------------------------------------------
                                Board of Directors


Date:                           /s/ BRUCE HACK
                                --------------------------------------------
                                Board of Directors


Date: March 18, 1998            /s/ JAMES LOMBARD
                                --------------------------------------------
                                Board of Directors


Date: March 18, 1998            /s/ MARTIN WOLPOFF
                                --------------------------------------------
                                Board of Directors